Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 8, 2012, with respect to the consolidated financial statements included in the Annual Report of Furmanite Corporation on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Furmanite Corporation on Forms S-8 (File Nos. 333-188489 effective May 9, 2013, 333-159632 effective June 1, 2009; 333-159630, effective June 1, 2009; 333-101996, effective December 19, 2002; 333-83968, effective March 7, 2002; 333-68558, effective August 28, 2001; 333-60195, effective July 30, 1998; 333-22109, effective February 20, 1997; 333-14071, effective October 15, 1996; 333-14067, effective October 15, 1996; and 33-54027, effective June 8, 1994).

/s/ Grant Thornton LLP
Dallas, Texas
March 6, 2014